Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 1st day of July 2018, by and between ChemioCare, with an address at 322 W 57th St. Apt 35B, New York, NY 10019 (“Client”), and ATR Consultants LLC (“Consultant”).

1. Consultancy. Client hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing until December 31st, 2018. The term may be mutually extended as agreed upon by the Client and the Consultant.

2. Services. Consultant shall provide consulting services to complete:

Request for Proposal Phase

Assist and advise ChemioCare in creating a thorough Request for Proposal (RFP) to assist in final formulation modifications, manufacture of clinical supplies and scaling up the formulation to commercial batch size, completing registration lots and support filing with the agency.

●	Review existing formulation work along with associated methods; determine timing and activities needed prior to initiating Tech Transfer

●	Determine and define the intended product development outcomes and expected annual volumes upon approval

●	Determine an appropriate project plan based on robustness of formulation and any other anticipated formulation challenges

●	Review existing draft RFP/ comment and revise as needed

●	Finalize the RFP; identifying key milestones in order to support successful development

o	Defined list and scope of scale up activities

o	Proposed timeline

o	Contingency Planning

o	Defined Criteria for CDMO Evaluation

●	Advise and assist in selecting CDMO’s for proposal solicitation

●	Advise and assist in evaluating and negotiating proposals, including due diligence site visits if required;

●	Negotiate Development Contract/master services agreement for final approval by ChemioCare and CDMO

During the term of this Agreement, Consultant shall be available to perform services, during business hours and at other reasonable times, as may be requested and agreed to by Consultant. Consultant agrees to perform the services hereunder in a professional and workmanlike manner consistent with the standard in the industry, including compliance with applicable laws, rules and regulations.

3. Compensation. Client will pay consultant $2,250.00 per day during the term of the agreement. During the month of July, Consultant will provide up to ten days of consulting time and invoice for actual days used. Starting in August Consultant will provide and ChemioCare will compensate for ten days per month. In addition, Client will reimburse Consultant for reasonable expenses incurred in the provision of services, including all travel and living expenses while travelling at clients request. Reasonable travel time is not considered as a billable service or expense. Invoices to be submitted to Client on a monthly basis and paid within ten days.

4. Other Engagements. Consultant represents that Consultant is not and shall not become a party to any agreement that conflicts with Consultant’s duties hereunder.

5. Ownership of Work Product. “Work Product” shall mean any ideas, inventions, original works of authorship, development, improvements, or processes, solely or jointly conceived, developed or reduced to practice by Consultant, which arise out of, relate to or result from the services rendered under this Agreement. Consultant hereby assigns to Client all of Consultant’s right, title and interest in and to any Work Product (including without limitation all intellectual property rights associated therewith) and acknowledges and agrees that such Work Product is the sole and exclusive property of Client.

6. Confidentiality. Consultant agrees that during the term of this Agreement and thereafter, Consultant shall not disclose without the prior written consent of Client, any Confidential Information, and is governed by the Confidential Disclosure Agreement executed between Client and Consultant in June 2018.

7. Non-Publicity. Neither party will use the name of the other party or the name of an employee of the other party for promotional purposes without prior written approval from the other party, nor publicly disclose the existence of this agreement or its terms.

8. Survival and Termination. This Agreement may be terminated by either party immediately upon written notice to the other party in the event of a material breach by the other party in the performance of its obligations hereunder. Any breach by Consultant of any term of Paragraphs 4, 5 or 6 shall be deemed a material breach hereof. Client or Consultant may terminate this Agreement at any time by providing the other party with 30 days prior written notice of termination. The terms and obligations of Paragraphs 4, 5 and 6 shall survive termination of this Agreement for any reason whatsoever.

9. Miscellaneous

9.1 Not an Employee. Consultant is an independent contractor and is not an employee of Client. Consultant shall be entitled to no benefits or compensation from Client except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Client. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.

9.2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the parties hereto; provided that, Consultant may not assign any right or obligations hereunder without Client’s written consent.

9.3 Severability. If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect.

9.4 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

9.5 Entire Agreement. This Agreement contains the entire agreement of the parties concerning its subject matter. This Agreement supersedes all prior discussions, negotiations, promises, and agreements. This Agreement can be amended or modified only in a subsequent written document signed by the parties.

9.6 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by registered mail, and shall be deemed to have given when personally served or delivered by signed registered mail receipt.

9.7 Applicable Law. This agreement shall be governed by the laws of the State of New York.

9.8 Counterparts. This agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.9 Headings. The paragraph and subparagraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

9.10 Further Assurances. Each of the parties shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

/s/ Andy Rensink		/s/ Pedro Lichtinger
By:	ATR Consultants LLC	By:	ChemioCare

Printed		Printed
Name:	Andrew Rensink	Name:	Pedro Lichtinger
Title:	Principal	Title:	Chairman and CEO